EXHIBIT 10.1

CALPINE CORPORATION

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of December 21, 2012 by and between Calpine Corporation (the "Company") and Jack Fusco ("Executive") (hereinafter collectively referred to as "the parties"). Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to them in the Executive Employment Agreement by and between the parties, dated as of August 10, 2008, (the "Employment Agreement").

WHEREAS, the Employment Term under the Employment Agreement expires on August 10, 2013 (the "Original Expiration Date"); and

WHEREAS, the parties mutually desire to extend the term of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.    Extended Term. The term of the Employment Agreement shall be extended past the Original Expiration Date through December 31, 2015 (the "Extended Term"), to be governed during the Extended Term by the terms and conditions set forth herein. Except as expressly modified herein, the terms of the Employment Agreement shall remain in full force and effect.

2.    Initial Term. Executive hereby agrees to resign as President of the Company effective as of the date hereof. From the Original Expiration Date through the date of the Company's 2014 annual meeting of shareholders (the "Initial Term"), Executive shall continue to be employed as Chief Executive Officer of the Company. In addition, Executive shall continue to serve as a member of the Board, subject to reelection in the ordinary course. The mutual obligations of the parties under Section 2 of the Employment Agreement shall continue to apply during the Initial Term, except that as of the date hereof, the first sentence of Section 2(a) shall be replaced in its entirety by the following:

"Executive shall be employed as Chief Executive Officer of the Company."

3.    Transition Term.

(a)    Executive hereby agrees to resign as Chief Executive Officer of the Company at the expiration of the Initial Term. From the expiration of the Initial Term through December 31, 2015 (the "Transition Term"), Executive shall continue to be employed as Executive Chairman of the Company. The mutual obligations of the parties under Section 2 of the Employment Agreement shall continue to apply during the Transition Term, except for the first sentence of Section 2(a) and the first sentence of Section 2(b).

(b)    During the Transition Term, Executive's duties and responsibilities as Executive Chairman shall include (i) coaching and developing Executive's successor as President and Chief Executive Officer of the Company, (ii) participating in the development and communication of the Company's long-term strategic plan, (iii) providing industry leadership as spokesman for power generation and public policy, and (iv) such other responsibilities as assigned by the Board from time to time.

4.    Annual Compensation.

(a)    Base Salary. The Company agrees to pay or cause to be paid to Executive during the Initial Term a base salary at the rate of $1,300,000 per annum. During the Transition Term, the Company agrees to pay or cause to be paid to Executive a base salary at the rate equal to 50% of the base salary in effect at the expiration of the Initial Term. Each such base salary shall be payable in accordance with the Company's customary practices applicable to its executives. Each such base salary may be increased in the sole discretion of the Compensation Committee of the Board (the "Committee"), but not decreased, except as set forth in the second sentence to this Section 4(a) (any base salary as in effect on the applicable date, the "Base Salary").

(b)    Incentive Compensation. For each fiscal year of the Company ending during the Extended Term, Executive shall be eligible to receive the Incentive Compensation set forth in Section 3(b) of the Employment Agreement based on the cumulative Base Salary paid to Executive during such fiscal year. With respect to fiscal year 2015, Executive shall be entitled to receive the Incentive Compensation payable based on actual achievement of 2015 performance targets, provided that Executive remains employed through the expiration of the Extended Term.

5.    Long Term Equity Incentive Awards. During the Extended Term, Executive shall be entitled to certain equity-based awards as set forth below, subject to Executive's employment with the Company on the applicable grant date. All such awards shall be subject to, and governed by, the Equity Plan and any successor plan (collectively, the "Plan") and individual award agreements.

(a)    December 2012 Grant. No later than December 31, 2012, the Company shall grant Executive restricted stock under the Plan. The number of shares of restricted stock shall equal $5,000,000 divided by the Fair Market Value (as defined in the Plan) of a share of Common Stock as of the date of grant. Except to the extent provided in Section 7 hereof, the restricted stock shall vest ratably on each of the first three anniversaries of the date of grant, provided Executive is employed at such date by the Company. Notwithstanding the foregoing, the restricted stock shall vest immediately on the date that a Change in Control shall be deemed to have occurred pursuant to Section 9 of the Employment Agreement.

(b)    February 2013 and 2014 Grants. No later than each of February 28, 2013, and February 28, 2014, the Company shall grant Executive performance shares and restricted stock units under the Plan as follows:

(i) Performance Shares. The number of performance shares shall equal $2,500,000 divided by the Fair Market Value of a share of Common Stock as of the date of grant. Except to the extent provided in Section 7 hereof, the performance shares shall vest on the third (3rd) anniversary of the grant date, provided (subject to Section 7(b)(v)(II) hereof) Executive is employed at such date by the Company, and shall be settled within ten (10) days of the applicable vesting date in shares of Common Stock, the number of which may range from 0% to 200% of the number of performance shares granted, based on actual performance against predetermined threshold, target and maximum performance goals, as set forth in the applicable award agreements.

(ii) Restricted Stock Units. The number of restricted stock units shall equal $2,500,000 divided by the Fair Market Value of a share of Common Stock as of the date of grant. Except to the extent provided in Section 7 hereof, the restricted stock units shall vest ratably on each of the first three anniversaries of the date of grant, provided (subject to Section 7(b)(v)(I) hereof) Executive is employed at such date by the Company, and shall be settled within ten (10) days of the applicable vesting date in shares of Common Stock.

(c)    May 2015 Grant. Following the date of the Company's 2015 annual meeting of shareholders, but no later than May 31, 2015, the Company shall grant Executive the annual equity award provided for under the directors' compensation program then in effect. Except to the extent provided in Section 7 hereof, such equity award shall vest upon completion of the Transition Term, provided Executive is employed through the end of the Transition Term by the Company.

6.    Other Benefits. Executive shall be entitled to all of the benefits provided for in Section 5 of the Employment Agreement through the end of the Transition Term, except for the benefits provided in Section 5(c)(iii) and the last two sentences of Section 5(c) of the Employment Agreement.

7.    Termination.

(a)    General. Executive's employment may be terminated under the circumstances set forth in Section 6 of the Employment Agreement, and Executive shall be entitled to the rights and payments set forth in Sections 7 through 9 of the Employment Agreement; provided that, during the Transition Term, Section 6(e) of the Employment Agreement shall be revised to apply as follows: (i) clause (a) shall be replaced in its entirety by the following: "assignment of a position that is of a lesser rank than held by Executive prior to the assignment", and (ii) the following words shall be added to clause (d) after the word "re-elected": "or any failure by Executive to be elected or re-elected as a Board member." Notwithstanding anything in the Employment Agreement to the contrary, none of the actions provided for in this Amendment shall constitute Good Reason under Section 6(e) of the Employment Agreement.

(b)    Treatment of the Long Term Equity Incentive Awards. Upon termination of Executive's employment during the Extended Term, Executive shall be entitled to the following treatment of any outstanding long term equity incentive awards granted pursuant to Section 5 of this Amendment:

(i)    Termination by the Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, all of Executive's unvested equity awards shall be forfeited as of the date of termination.

(ii)    Termination by the Company for Disability or by Reason of Death. If Executive's employment is terminated by the Company for Disability, or if Executive's employment is terminated by reason of Executive's death:

(I)    Restricted stock awards shall vest immediately as of the date of termination;

(II)    Restricted stock units shall vest upon such Disability or death and shall be settled within ten (10) days of such date in shares of Common Stock; and

(III)    Performance shares shall vest immediately and shall be settled within ten (10) days of the date of termination in shares of Common Stock, based on performance at 100% of target level.

(iii)    Termination by the Company Without Cause or by Executive for Good Reason Other Than in Connection with a Change in Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, in each case other than within twenty-four (24) months following a Change in Control:

(I)    Restricted stock awards shall vest immediately as of the date of termination;

(II)    Restricted stock units shall no longer be subject to continued service conditions and shall be settled on their original payment dates in shares of Common Stock, subject to Executive's compliance with Sections 11 and 12 of the Employment Agreement through the original payment dates; and

(III)    Performance awards shall no longer be subject to continued service conditions and shall be settled on their original payment dates in shares of Common Stock, based on actual performance during the relevant performance period and subject to Executive's compliance with Sections 11 and 12 of the Employment Agreement through the original payment dates.

(iv)    Termination by the Company Without Cause or by Executive for Good Reason Following a Change in Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, in each case within twenty-four (24) months following a Change in Control:

(I)    Restricted stock units shall vest immediately as of the date of termination and shall be settled within ten (10) days of such termination in shares of Common Stock, provided that in the event the Change in Control does not constitute change in ownership or effective control of the Company or in a substantial portion of the Company's assets, as defined in the regulations under Section 409A of the Code, the restricted stock units shall instead be settled on the original payment dates; and

(II)    Performance shares shall vest immediately as of the date of such termination and shall be settled within ten (10) days of such termination in shares of Common Stock, based on performance at 100% of target level.

(v)    Completion of the Transition Term. Upon expiration of the Transition Term, provided that Executive is employed until the expiration of the Transition Term, any outstanding long term equity incentive awards shall be treated as follows:

(I)    Restricted stock units shall no longer be subject to continued service conditions and shall be settled on their original payment dates in shares of Common Stock, subject to Executive's compliance with Sections 11 and 12 of the Employment Agreement through the original payment dates; and

(II)    Performance awards shall no longer be subject to continued service conditions and shall be settled on their original payment dates in shares of Common Stock, based on actual performance during the relevant performance period and subject to Executive's compliance with Sections 11 and 12 of the Employment Agreement through the original payment dates.

8.    Gross Ups. Notwithstanding anything in the Employment Agreement to the contrary, Executive will not be entitled to the 280G Gross-Up Payment or the Section 409A Gross-Up Payment following the date hereof. If upon a termination following the date hereof any of the Total 280G Payments will be subject to the Excise Tax, then, to the extent necessary to make such portion of the Total 280G Payments not subject to the Excise Tax (and after taking into account any reduction in the Total 280G Payments provided by reason of Section 280G of the Code under any other plan, arrangement or agreement), the portion of the Total 280G Payments that do not constitute deferred compensation within the meaning of Section 409A shall first be reduced (if necessary, to zero), and all other Total 280G Payments shall thereafter be reduced (if necessary, to zero) with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the net amount of such Total 280G Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total 280G Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total 280G Payments) is greater than or equal to (ii) the net amount of such Total 280G Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total 280G Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total 280G Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total 280G Payments).

9.    Attorney's Fees and Professional Fees. The Company shall pay all reasonable legal and consulting fees and related expenses, up to a maximum amount of $30,000, incurred by Executive in connection with the negotiation and enforcement of this Amendment. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Amendment.

10.    Release of Claims. As of the date hereof, Section 15(e) of the Employment Agreement shall be replaced in its entirety by the following:

"The termination benefits described in Section 8(c) of this Agreement shall be paid on the sixtieth (60th) day following termination of employment; provided, however, that Executive shall have delivered to the Company and not revoked a signed release of claims in the form of Exhibit B hereto and any applicable revocation period shall have expired within sixty (60) days following Executive's termination date; provided further, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 15(c) of this Agreement."

11.    Notice. As of the date hereof, the second to last sentence of Section 15(b) of the Employment Agreement shall be replaced in its entirety by the following:

"All notices to Executive shall be delivered to him at the address on record with the Company with a copy to Kenneth A. Raskin, Esq., King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036."

12.    Counterparts. This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and Executive has executed this Amendment as of the day and year first above written.

CALPINE CORPORATION

J. STUART RYAN

By:     /s/ J. STUART RYAN
Title: Chairman of the Board

JACK FUSCO

By:     /s/ JACK FUSCO